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                                                                          (d)(9)




                          PRUDENTIAL DIVERSIFIED FUNDS

                (Prudential Diversified Conservative Growth Fund)

                              SUBADVISORY AGREEMENT


         Agreement made as of this 12th day of November, 1998, between Prudential Investments Fund Management LLC (PIFM or the Manager), a New York limited liability company, and Franklin Advisers, Inc. (the Adviser), a company organized under the laws of California.

         WHEREAS, PIFM has entered into a management agreement (the Management Agreement) with Prudential Diversified Funds (the Trust), a Delaware business trust and a diversified open-end management investment company registered under the Investment Company Act of 1940 (the 1940 Act), pursuant to which PIFM will act as manager of the Trust.

         WHEREAS, shares of the Trust are divided into separate series or portfolios (each a portfolio), each of which is established pursuant to a resolution of the Trustees of the Trust, and the Trustees may from time to time terminate such portfolios or establish and terminate additional portfolios.

         WHEREAS, PIFM has the responsibility of evaluating, recommending, supervising and compensating investment advisers to each portfolio of the Trust and desires to retain the Adviser to provide investment advisory services to the Prudential Diversified Conservative Growth Fund of the Trust (the Fund) in connection with the management of the Trust and to manage such portion of the Fund as the Manager shall from time to time direct, and the Adviser is willing to render such investment advisory services.

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         NOW, THEREFORE, the Parties agree as follows:

         1. (a) Subject to the supervision of the Manager and of the Trustees of the Trust, the Adviser shall manage such portion of the investment operations of the Fund as the Manager shall direct and shall manage the composition of such portion of the Fund, including the purchase, retention and disposition thereof, in accordance with the Fund's investment objective, policies and restrictions as stated in the Prospectus (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time being herein called the "Prospectus") as delivered to the Adviser from time to time by the Manager and subject to the following understandings:

                  (i) The Adviser shall provide supervision of such portion of the Fund's investments and determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Fund, and what portion of the assets it manages will be invested or held uninvested as cash.

                  (ii) In the performance of its duties and obligations under this Agreement with respect to the portion of the Fund it manages, the Adviser shall act in conformity with the Agreement and Declaration of Trust, By-Laws and Prospectus of the Trust and the Fund to the extent that the Manager provides all pertinent information to Adviser relating to other investments held by the Fund or the Trust. In the performance of its duties and obligations under the Agreement, the Adviser shall act in conformity with the written instructions and directions of the Manager and of the Trustees of the Trust and will conform to and comply with the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and


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         all other applicable federal and state laws and regulations to the extent that the Manager provides all pertinent information to Adviser relating to other investments held by the Fund or the Trust.

                  (iii) The Adviser shall in its discretion determine the securities and commodities or other assets to be purchased or sold by such portion of the Fund and will place orders pursuant to its determination with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated) to carry out the policy with respect to brokerage as set forth in the Trust's Registration Statement and Prospectus or as the Trustees may direct from time to time. In providing the Fund with investment supervision, it is recognized that the Adviser will give primary consideration to securing best execution. Within the framework of this policy, the Adviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Adviser's other clients may be a party. It is understood that Prudential Securities Incorporated may be used as principal broker for securities transactions but that no formula has been adopted for allocation of the Fund's investment transaction business. It is also understood that it is desirable for the Trust that the Adviser have access to brokerage and research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, including supplemental investment and market research and security and economic analysis provided by brokers or futures commission merchants who may execute brokerage transactions at a higher cost to the Trust than may result when allocating brokerage to other brokers solely

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         on the basis of seeking best execution. Therefore, the Adviser is authorized to place orders for the purchase and sale of securities and commodities or other assets for the Fund with such brokers or futures commission merchants, subject to review by the Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers or futures commission merchants may be useful to the Adviser in connection with the Adviser's services to other clients and not all research may be used by the Adviser for the Fund.

                  On occasions when the Adviser deems the purchase or sale of a security, commodity or other asset to be in the best interest of the Fund as well as other clients of the Adviser, the Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, commodities or other assets to be sold or purchased in order to obtain best execution. In such event, allocation of the securities, commodities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner the Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

                  (iv) The Adviser shall maintain all books and records required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act with respect to the portfolio transactions of the Fund for which it is responsible and shall render to the Trustees such periodic and special reports as the Board may reasonably request.

                  (v) The Adviser is not authorized to accept delivery of cash or securities for the Fund or to establish or maintain custodial arrangements for the Fund. The Trust shall

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         choose a custodian (the Custodian) to hold physical custody of the assets of the Fund. The Adviser shall provide the Custodian on each business day with information relating to all transactions concerning the portion of the Fund's assets it manages and shall provide the Manager with such information upon request of the Manager. The Adviser shall reconcile its records of the Fund's securities and cash managed by the Adviser with statements provided by the Custodian at least once each month. The Adviser shall provide the Manager with a written report on each such reconciliation, including information on any discrepancies noted and actions taken by the Adviser in response thereto, by the tenth business day of the following month.

                  (vi) The investment management services provided by the Adviser hereunder are not exclusive, and the Adviser shall be free to render similar services to others.

                  (vii) The Adviser shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under this Agreement. It is understood that the Fund will pay all of its own expenses, including without limitation governmental fees; interest charges; loan commitment fees; taxes; fees and expenses of independent auditors, legal counsel and any transfer agent or registrar; expenses of issuing or redeeming shares and servicing shareholders' accounts; expenses of preparing, typesetting, printing and mailing notices and reports to shareholders and regulators; expenses connected with the execution, recording and settlement of securities transactions; insurance premiums; fees and expenses of the Custodian for all services to the Fund; expenses of calculating the net asset value of the Fund, including but not limited to the fees of independent pricing services; and such non-recurring or extraordinary expenses as may arise including those relating to actions, suits or



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         proceedings to which the Fund or the Trust may be a party.

                           (b) Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any of its directors, officers or employees.

                           (c) The Adviser shall keep the books and records required to be maintained by the Adviser pursuant to paragraph 1(a)(iv) hereof with respect to the portion of the Fund it manages and shall timely furnish to the Manager all information relating to the Adviser's services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act. The parties agree that all records which Adviser maintains for the Fund are the property of the Trust and the Adviser. The Adviser will surrender promptly to the Trust any of such records (or copies thereof) upon the Trust's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

                           (d) The Adviser agrees to maintain compliance procedures which it deems adequate to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940 (Advisers Act) and other applicable state and federal laws and regulations.

                           (e) The Adviser shall furnish to the Manager copies of all records prepared in connection with (i) the performance of this Agreement and (ii) the reports prepared in accordance with the compliance procedures maintained pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

         2. The Manager shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and shall oversee and review the Adviser's

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performance of its duties under this Agreement.

         3. The Manager shall compensate the Adviser for the services provided and the expenses assumed pursuant to this Subadvisory Agreement at the annual rate of .50 of 1% of the average daily net assets of the portion of the Fund managed by the Adviser. This fee will be computed daily and paid monthly.

         4. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Fund, the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Adviser's part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement.

         5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

         6. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or

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dissimilar nature, nor limit the Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

         7. During the term of this Agreement, the Manager agrees to furnish the Adviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to the Adviser in any way; provided, however, that any such item which describes the Adviser or characterizes the Adviser's investment process with respect to the Fund, or discloses the names of any of its clients (other than the Trust or advisory clients of PIFM and its affiliates) or any of its performance results shall be furnished to the Adviser by first class or overnight mail, facsimile transmission equipment or hand delivery prior to use thereof, and such item shall not be used if the Adviser reasonably objects to such use in writing within five (5) business days (or such other time as may be mutually agreed) after receipt thereof.

         8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

         9. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW
YORK.

         10. All notices, reports and other communications required to be in writing shall be delivered in person or sent by firsts-class mail postage prepaid, overnight courier, or confirmed facsimile with original to follow.

         If to Adviser:
         Franklin Advisers, Inc.
         777 Mariners Island Blvd.
         San Mateo, CA 94404
         Attention: Deborah R. Gatzek, General Counsel

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         If to Manager:

         Prudential Investments Fund Management, LLC
         3 Gateway Center, 9th Floor
         Newark, NJ 07102
         Attention: General Counsel







         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                  PRUDENTIAL INVESTMENTS FUND MANAGEMENT LLC

                                  By /s/Robert Gunia



                                  FRANKLIN ADVISERS, INC.

                                  By /s/Deborah Gatzek


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